RESIDENTIAL CAPITAL, LLC
Floating Rate Note due 2010

No. A-1	ISIN: XS0307840735
COMMON CODE NO.: 030784073
CUSIP: 76114EAD4
€600,000,000
THIS SECURITY IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY FOR CLEARSTREAM BANKING, SOCIETE ANONYME (“CLEARSTREAM, LUXEMBOURG”) OR EUROCLEAR BANK S.A./N.V. (“EUROCLEAR”), TO THE CORPORATION OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF BT GLOBNET NOMINEES LIMITED (“BT GLOBNET”) OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY (AND ANY PAYMENT IS MADE TO BT GLOBNET OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL, INASMUCH AS THE REGISTERED OWNER HEREOF, BT GLOBNET, HAS AN INTEREST HEREIN .

     RESIDENTIAL CAPITAL, LLC a Delaware limited liability company (hereinafter called the “Company,” which term includes any successor Person under the Indenture referred to below), for value received, hereby promises to pay to BT Globnet Nominees Limited, or registered assigns, the principal sum of Six Hundred Million Euros on September 27, 2010, and to pay interest thereon for each Interest Period (as defined herein) at a rate per annum equal to EURIBOR (as defined herein) as determined by the Calculation Agent (as defined herein) on the Interest Determination Date (as defined herein) for such Interest Period plus 1.45%. The interest rate in effect on this Note during the initial Interest Period is 5.609% per annum. The interest rate on this Note will be reset on the applicable Interest Reset Date (as defined herein) for each Interest Period. Promptly upon determination, the Calculation Agent will inform the Company of the interest rate on this Note for each Interest Period. Interest on this Note is payable quarterly on March 27, June 27, September 27 and December 27 of each year, commencing September 27, 2007. Interest shall be calculated on the basis of the actual number of days in an Interest Period and a 360-day year. The interest rate on this Note shall be subject to adjustment from time to time as set forth in the immediately succeeding paragraph and on the reverse of this Note, until the principal hereof is paid or made available for payment.
     If any Interest Reset Date and Interest Payment Date with respect to this Note would otherwise be a day that is not a Business Day, such Interest Reset Date and Interest Payment Date shall be the next succeeding Business Day and interest shall accrue for the period up to but not including such Interest Reset Date and Interest Payment Date on the next succeeding Business Day. If the Maturity Date is not a Business Day, then the principal amount of this Note plus accrued and unpaid interest hereon shall be paid on the next succeeding Business Day and no interest shall accrue from the Maturity Date or any day thereafter.
     Whenever in this Note or in the Indenture there is a reference, in any context, to the payment of the principal of, premium, if any, or interest on, or in respect of, any Note, such mention shall be deemed to include mention of the payment of Adjustment Interest (as defined on the reverse of this Note) (if any) payable as described in this Note to the extent that, in such context, Adjustment Interest is, was or would be payable in respect of this Note and express mention of the payment of Adjustment Interest (if any) in any provisions of this Note shall not be construed as excluding Adjustment Interest in those provisions of this Note where such express mention is not made.
     “Calculation Agent” means Deutsche Bank AG, London Branch, and its successors and assigns.
     “Interest Determination Date” means, with respect to any Interest Period, the date that is two Settlement Days prior to the Interest Reset Date for such Interest Period.
     “Interest Period” means the period commencing on an Interest Payment Date (or, in the case of the initial Interest Period, commencing on the Issue Date) and ending on the day preceding the next following Interest Payment Date (or, in the case of the last such Interest Period ending on the day preceding the Maturity Date); the initial Interest Period shall commence on the Issue Date and end on September 26, 2007.

     “Interest Reset Date” means, with respect to any Interest Period (other than the initial Interest Period), the first day of such Interest Period.
     “EURIBOR” with respect to each Interest Reset Date shall be determined by the Calculation Agent as follows:
     (i) EURIBOR will be equal to the Euro interbank offered rate for deposits in Euros having a maturity of three months which appears on the Reuters EURIBOR01 Page as of 11:00 a.m. Brussels time, on the Interest Determination Date for the applicable Interest Reset Date. ‘‘Reuters EURIBOR01 Page’’ means the display page so designated on the Reuters Monitor Money Rates Service or any other page that may replace that page on that service for the purpose of displaying comparable rates or prices.
     (ii) If an applicable rate does not appear on the Reuters EURIBOR01 Page, the rate for that day will be determined on the basis of the rates at which deposits in Euros, having the applicable maturity and in a principal amount of not less than €1,000,000, are offered at approximately 11:00 a.m., Brussels time on that Interest Determination Date for the applicable Interest Reset Date to prime banks in the Eurozone interbank market by the Reference Banks. The Calculation Agent will request the principal Eurozone office of each Reference Bank to provide a quotation of its rate. If the Reference Banks provide at least two quotations, the rate for that day will be the arithmetic mean of the quotations. If the Reference Banks provide fewer than two quotations, the rate for that day will be the arithmetic mean of the rates quoted by major banks in the Euro-zone, selected by the Calculation Agent, at approximately 11:00 a.m., Brussels time, on that Interest Determination Date, for loans in Euros to leading European banks having the applicable maturity and in a principal amount of not less than €1,000,000. If the banks selected as described above are not providing quotations, for the period until the next Interest Reset Date, EURIBOR will be the same as the rate determined for the immediately preceding Interest Reset Date.
     “Settlement Day” means any day on which TARGET (the Trans-European Automated Real-time Gross Settlement Express Transfer System) is open which is also a day on which banks in New York City are open for business.
     “Reference Banks” means four major banks in the Euro-zone interbank market selected by the calculation agent.
     All percentages resulting from calculation of the interest rate with respect to this Note will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionth of a percentage point rounded upward (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655) and 9.876544% (or .09876544) would be rounded to 9.87654% (or .0987654)), and all dollar amounts in or resulting from any such calculation will be rounded to the nearest cent (with one-half cent being rounded upward).
     The interest payable, and punctually paid or duly provided for on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest, which shall be March 12, June 12, September 12 or December 12 (whether or not a

Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and shall be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on a subsequent Record Date for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes of this series not less than fifteen days preceding such subsequent Record Date, such Record Date to be not less than five days preceding the date of payment of such defaulted interest.
     This Note is not redeemable by the Company prior to maturity and is not subject to any sinking fund.
     Payment of the principal of (and premium, if any) and interest on this Note shall be made at the office or agency of the Company maintained for that purpose in New York, New York or Luxembourg, in such coin or currency of the European Union as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.

     Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
     Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.
     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.
Dated: June     , 2007

RESIDENTIAL CAPITAL , LLC a Delaware limited liability company
By:
Sanjiv Khattri
Chief Financial Officer and Director

By:
William F. Casey Treasurer

CERTIFICATE OF AUTHENTICATION
     This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee By: DEUTSCHE BANK NATIONAL TRUST COMPANY
By:
Authorized Signatory

By:
Authorized Signatory

[Reverse of Note]
     This Note is one of a duly authorized issue of securities of the Company (herein called the “Notes”), issued and to be issued in one or more series under an Indenture, dated as of June 24, 2005, as supplemented by a Second Supplemental Indenture, dated as of November 21, 2005 (as so supplemented and as it may from time to time be further supplemented or amended by one or more indentures supplemental thereto, the “Indenture”), among the Company, the Guarantors described therein and Deutsche Bank Trust Company Americas, as trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof, limited in aggregate principal amount to €600,000,000; provided that the Company may from time to time, without notice to or the consent of the Holders of Notes, create and issue further Notes of this series (the “Additional Notes”) having the same terms and ranking equally and ratably with the Notes in all respects, or in all respects except for the payment of interest accruing prior to the Issue Date or except for the first payment of interest following the Issue Date of such Additional Notes. Any Additional Notes will be consolidated and form a single series with the Notes and shall have the same terms as to status, redemption or otherwise as the Notes.
     Upon the occurrence of a Rating Change (as defined herein), this Note will bear interest at a rate equal to the rate that would be applicable without any adjustment plus the applicable interest rate adjustment (each an “Interest Rate Adjustment”), if any, set forth below. Each Interest Rate Adjustment will be effective on the next Business Day after the Rating Change has occurred. Thereafter, the Interest Rate Adjustment will remain in effect until the next Rating Change that results in a different Interest Rate Adjustment as set forth below. That portion of interest accruing as a result of an Interest Rate Adjustment is referred to in this Note as “Adjustment Interest.” The Company will give prompt notice to the Trustee of any Rating Change and any related Interest Rate Adjustment.
INTEREST RATE ADJUSTMENTS
At any time the Notes are rated by two or more Rating Agencies (as defined herein) and the ratings are:

Below Investment Grade by one (and not more than one) Rating Agency	One Rating Category Below Investment Grade by two or more Rating Agencies (and not Two or More Rating Categories Below Investment Grade by any Rating Agency).	Two or More Rating Categories Below Investment Grade by one (and not more than one) Rating Agency and One Rating Category Below Investment Grade by any other Rating Agency	Two or More Rating Categories Below Investment Grade by two or more Rating Agencies.

0.50%	1.00%	1.50%	2.00%

     If at any time the Notes are rated by only one Rating Agency and the rating is One Rating Category Below Investment Grade, the Interest Rate Adjustment will be 1.00%. If at any time the Notes are rated by only one Rating Agency and the rating is Two or More Rating Categories Below Investment Grade, the Interest Rate Adjustment will be 2.00%. If at any time the Notes are not rated by any Rating Agency, the Interest Rate Adjustment will be 2.00%.
     The interest rate on this Note will permanently cease to be subject to any adjustment set forth above if (i) the Notes become rated Baa2, BBB and BBB or higher by each of Moody’s Investors Service, Inc., Standard & Poor’s Ratings Group and Fitch, Inc., respectively (or two of these ratings if only rated by two Rating Agencies), with a stable or positive or equivalent outlook by each of the Rating Agencies or (ii) after the Company exercises its right under the Indenture to defease the entire indebtedness of the Notes referred to below.
     “Below Investment Grade” means the Notes are rated lower than Baa3, BBB- or BBB- by Moody’s Investors Service, Inc., Standard & Poor’s Ratings Group or Fitch, Inc., respectively.
     “One Rating Category Below Investment Grade” means the Notes are rated Ba1, BB+ or BB+ by Moody’s Investors Service, Inc., Standard & Poor’s Ratings Group or Fitch, Inc., respectively.
     “Rating Agencies” means Moody’s Investors Service, Inc., Standard & Poor’s Ratings Group and Fitch, Inc. and their respective successors, individually and/or collectively, as the context requires.
     “Rating Change” means any change in any rating of the Notes or the Notes cease to be rated by any Rating Agency and thereafter are rated by such Rating Agency.
     “Two or More Rating Categories Below Investment Grade” means the Notes are rated Ba2, BB or BB or lower by Moody’s Investors Service, Inc., Standard & Poor’s Ratings Group or Fitch, Inc., respectively.
     The Indenture contains provisions for defeasance at any time of the entire indebtedness of the Notes or certain restrictive covenants and Events of Default with respect to the Notes, in each case upon compliance with certain conditions set forth in the Indenture.
     In addition to the Events of Default described in the Indenture, an Event of Default shall also include:
The failure of the Company or the failure of any of the Guarantors to perform any term or provision of any evidence of indebtedness (including the Indenture), whether such indebtedness now exists or shall hereafter be created, or any other condition shall occur, and as a result of the occurrence of which default or condition any indebtedness in an amount in excess of $50,000,000 shall become or be declared to be due and payable, or the Company or any of its Guarantors shall be obligated to purchase any such indebtedness, prior to the date on which it would otherwise become due and payable, or any indebtedness in an amount in excess of $50,000,000 shall not be paid when due at its stated maturity.

     If an Event of Default with respect to Notes of this series shall occur and be continuing, the principal of the Notes of this series may be declared due and payable in the manner and with the effect provided in the Indenture.
     The Indenture permits, with certain exceptions as therein provided, the Company, each Guarantor and the Trustee to enter into from time to time indentures supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the Holders of the Securities (including the Holders of the Notes), in each case, with the consent of the Holders of not less than a majority of the aggregate principal amount of the Securities of all series at the time outstanding affected by such supplemental indenture (voting as a class). The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Notes of each series at the time outstanding, on behalf of the Holders of all Notes of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon such Note.
     As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any action or proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing default with respect to the Notes of this series, and the Holders of not less than 25% in aggregate principal amount of the Notes of this series at the time outstanding shall have made written request to the Trustee to institute such action or proceedings in its own name as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Securities of any or all series affected (voting as a single class) at the time outstanding a direction inconsistent with such request, and the Trustee shall have failed to institute any such action or proceeding for 60 days after receipt of such notice, request and offer of indemnity.
     Notwithstanding any other provision of the Indenture or this Note, the right of any Holder of this Note to receive payment of the principal of, and interest on, this Note on or after the respective due dates expressed in this Note, or to institute suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.
     As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Company specified in the Indenture, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon the Company shall execute and the Trustee shall authenticate and deliver in the name of the transferee(s) one or more new Notes of this series for the same aggregate principal amount.

     The Notes of this series are issuable only in registered form without coupons in denominations of €50,000 and any integral multiple of €1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes of this series are exchangeable for a like aggregate principal amount of Notes of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.
     No service charge shall be made to a Holder for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith. Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and none of the Company, the Trustee nor any such agent shall be affected by notice to the contrary.
     All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.
     This Note shall be governed by and construed in accordance with the laws of the State of New York.

GUARANTEE
     Each of the undersigned (the “Guarantors”) hereby jointly and severally unconditionally guarantees, to the extent set forth in the Indenture dated as of June 24, 2005, as supplemented by the Second Supplemental Indenture, dated as of November 21, 2005 (as amended, restated or supplemented from time to time, the “Indenture”), among Residential Capital, LLC, as issuer, the Guarantors and Deutsche Bank Trust Company Americas, as Trustee, and subject to the provisions of the Indenture, (a) the due and punctual payment of the principal of, and premium, if any, and interest on the Notes, when and as the same shall become due and payable, whether at maturity, by acceleration or otherwise, the due and punctual payment of interest on overdue principal of, and premium and, to the extent permitted by law, interest, and the due and punctual performance of all other obligations of the Issuer to the Holders or the Trustee, all in accordance with the terms set forth in Article Fourteen of the Indenture, and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.
     The obligations of the Guarantors to the Holders and to the Trustee pursuant to this Guarantee and the Indenture are expressly set forth in Article Fourteen of the Indenture and reference is hereby made to the Indenture for the precise terms and limitations of this Guarantee.
     IN WITNESS WHEREOF, each of the Guarantors has caused this Guarantee to be signed by a duly authorized officer.
Dated: June     , 2007
THE GUARANTORS:

GMAC RESIDENTIAL HOLDING COMPANY, LLC, as Guarantor
By:
	Name:	William F. Casey
	Title:	Treasurer

GMAC MORTGAGE, LLC, as Guarantor
By:
	Name:	William F. Casey
	Title:	Treasurer

GMAC-RFC HOLDING COMPANY, LLC, as Guarantor
By:
	Name:	John M. Peterson
	Title:	Treasurer

RESIDENTIAL FUNDING COMPANY, LLC, as Guarantor
By:
	Name:	John M. Peterson
	Title:	Treasurer

HOMECOMINGS FINANCIAL, LLC, as Guarantor
By:
	Name:	John M. Peterson
	Title:	Treasurer

ASSIGNMENT FORM
To assign this Note, fill in the form below:
I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s Soc. Sec. or Tax I.D. No.)
and irrevocably appoint                      agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

          Sign exactly as your name appears on the other side of this Note.